Exhibit 10.16

KEY EXECUTIVE EMPLOYMENT CONTRACT

This Key Executive Employment Contract (hereinafter referred to as the “Agreement”‘), effective January 1, 2003, is made by and between Minera Andes Inc., 3303 N. Sullivan Road, Spokane, WA 99216, and other corporations owned or controlled by it (referred to as the “Company”), and Brian Gavin (hereinafter referred to as the “Executive”), 5316 N. Elton Road, Spokane, WA 99212.

WHEREAS, the Executive is willing and able to provide executive services in geology, mineral exploration, exploration company management and related matters, and to serve as Vice President Exploration of the Company, and

WHEREAS, the Company desires to obtain said services from Executive,

NOW THEREFORE, in consideration of the conditions and mutual covenants hereinafter set forth, the parties agree as follows:

1.    Term of Agreement

This agreement shall continue in effect until December 31, 2003, and shall automatically be renewed annually, unless sooner terminated as provided in Section 8 hereof.

2.    Scope of Services

The Executive shall, as Vice President Exploration, manage all exploration activities, ranging from identification and acquisition of new projects to management of advanced exploration projects. Responsibilities will include proposing and managing budgets, developing the exploration staff and supporting consultants and contractors, as well as communication of the exploration activities to the Board of Directors, Bankers, Analysts, and Investors. The Executive will be responsible for the acquisition of exploration projects, including terms, negotiations and the completion of an agreement. The Executive will be responsible for providing intellectual support, guidance and coaching to the exploration team and will act as the senior advisor in areas such as reconnaissance surveys, mapping, geochemistry, geophysics, data interpretation, target generation, drilling and resource/reserve calculations. The Vice President Exploration will report to the President. Reporting to the VP is the exploration staff. The Executive will work closely with other members of the management team to advance the current portfolio of projects, grow the Company and communicate with the financial community.

The Company and the Executive acknowledge that the Executive may have other business interests and that the Executive may from time to time devote an amount of his time to those interests such that it does not interfere or conflict with his primary duties and responsibilities as Vice President Exploration of the Company. The Executive will inform the Board, or its representative(s), in a timely manner, of all aspects of these activities which may affect the Company.

3.    Standards of Performance

All services hereunder shall be performed by Executive in a thorough and efficient manner, with due care, and in accordance with normal business practices and standard practices in geology.

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4.    Confidentiality, Conflict of Interest

a)	Executive agrees to furnish, Company or Company’s Representatives, at times and to the extent directed by the Board, with reports of progress and with all data and information relating to the services performed by Executive hereunder. All such reports, data, and information shall become the sole property of Company and shall be delivered to Company from time to time as scheduled or requested.

b)	Company and Executive acknowledge that the services to be performed by Executive hereunder are such that Executive may acquire, develop, or produce information or technical data relating to Company’s methods, mineral exploration programs, mineral properties, and business practices. Executive agrees that during the term of this Agreement, and for a period of one year thereafter, Executive will treat such information or technical data, including that delivered to Company by Executive, as secret and confidential and will not, without the prior written consent of Company, directly or indirectly use or disclose to a third party such information or technical data, whether acquired, developed, or produced by Executive in the performance of the services under this Agreement. Company agrees that information or technical data that is of public knowledge or was known to Executive prior to Executive obtaining the same through performance of the services hereunder shall not be considered as confidential.

c)	Executive agrees that for a period of one year after the term of this Agreement, Executive will not acquire nor seek to acquire, directly or indirectly, any interest in mineral properties using confidential information acquired in the performance of the services under this Agreement without the prior written consent of Company.

d)	Executive recognizes that the Company may, from time to time, enter into confidentiality agreements which may restrict its activities and those of its Executives, employees and agents for a period longer than that contemplated in b) above. In this event the Executive will be bound by the terms of any agreement with a longer term.

e)	Executive represents to Company that there is no present conflict of interest relating to Executive’s acceptance of this Agreement or to the services to be performed hereunder and agrees to promptly notify Company in the event any conflict of interest develops during the term of this Agreement.

f)	The Company and the Executive acknowledge that the Executive may have other business interests and that the Executive may from time to time devote an amount of his time to those interests such that it does not interfere or conflict with his primary duties and responsibilities as Vice President Exploration of the Company. The Executive will inform the Board, or its representative(s), in a timely manner, of all aspects of these other business activities which may affect the Company.

5.    Indemnity and Insurance

Company will maintain sufficient Directors and Officers insurance and liability and other forms of insurance consistent with normal industry and peer company practices.

6.    Payment and Compensation

For performance of the services hereunder, Company agrees that Executive will be paid through N.A. Degerstom, Inc. (“Degerstrom”) under the relevant terms of the Operating Agreement of March 1995.

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The Company agrees that the Executive will receive annual compensation of $109,000 (US) per year, plus associated benefits. During the term of this Agreement the Executive shall be entitled to participate in any benefit plans adopted by Degerstom and/or the Company for the general and overall benefit of all employees and/or for key Executives of Degerstom or the Company such as health care, life insurance, disability, stock option plans, tax, legal and financial planning services, pension, profit sharing and savings. This compensation shall be payable in equal installments, in accordance with Degerstrom’s customary procedures for executive employees, subject to applicable tax and payroll deductions.

Alternatively, the Company may, at its discretion, pay directly to the Executive an amount equal to the sum of the above compensation and benefits in twelve equal monthly installments.

Should the occasion arise, the Executive will ensure that this compensation package is pro-rated to take into account time spent on other business activities as contemplated in sections 2 and 4 (f) above.

The compensation plan will be reviewed no less than annually.

Company agrees to reimburse Executive, at cost, for all reasonable and necessary expenses incurred by Executive in relation to Executive’s performance of services under this Agreement.

Executive agrees to invoice Company, on or about the first day of each month and in a format acceptable to Company, for expense reimbursement due Executive. Invoices shall be supported by receipts for expenses. Upon acceptance, Company shall pay such invoices within thirty days at Executive’s mailing address or at such address as Executive indicates.

7.    Notices, Representatives

Written notices made pursuant to this Agreement shall be delivered personally or by courier or mail (return receipt provided) to the addresses stated above. Either party may notify the other of a change in its address for notice. Other notices or communications permitted or required by this Agreement may be made verbally as appropriate.

8.    Termination

a)	With Cause. The Company may terminate this Agreement ten (10) days after written notice to Executive for “Good Cause,” which shall mean any one or more of the following: (1) Executive’s willful, material and irreparable breach of this Agreement; (2) Executive’s gross negligence in the performance or intentional nonperformance (continuing for ten (10) days after receipt of written notice of need to cure) of any of Executive’s material duties and responsibilities hereunder; (3) Executive’s willful dishonesty, fraud or misconduct with respect to the business or affairs of the Company which materially and adversely affects the operations or reputation of the Company; (4) Executive’s conviction of a felony crime or gross misdemeanor; (5) confirmed positive illegal drug test result; or 6) bankruptcy, death or mental or physical inability to perform of any of Executive’s material duties and responsibilities hereunder. In the event of a termination for Good Cause, as enumerated above, Executive shall have no right to any severance compensation.

b)	Without Good Cause. At any time after the commencement of this contract, Executive may, without cause, terminate this Agreement effective thirty (30) days after written notice is provided to the Company. Executive’s contract may only be terminated without Good Cause by the Company if such termination is approved by a majority of the members of the Board of

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Directors of the Company and provided that the Executive receives at least sixty (60) days written notice. In the event that the contract is terminated without Good Cause during the Term:

i.	Executive shall receive as severance pay from the Company, within thirty days of the date of termination, the amount equal to the total compensation received by the Executive from the Company in the six (6) calendar months immediately prior to the date of termination and an additional one sixth of this amount for every year (including partial years) of the Executive’s service with the Company, and

ii.	The Company, within 90 days of the date of termination, will cancel, by payment to the Executive of an amount equal to the difference between the exercise price of the options and the average closing price of the common shares on the relevant stock exchange or trading platform during the previous 30 days, any previously issued Minera Andes Inc. share options held by the Executive which remain unexercised on the date of expiration of the options. Alternatively, the term of the options may be extended under mutually acceptable terms and conditions.

If the Executive resigns or otherwise terminates this contract, rather than the Company terminating this contract pursuant to this paragraph 8, the Executive shall receive no severance compensation.

9.    General Conditions

a)	It is hereby agreed that this Agreement shall be governed by the laws of the state of Washington.

b)	This Agreement constitutes the entire understanding between the parties and terminates all prior agreements between Company and Executive, if any. Any supplement or amendment to this Agreement, to be effective, shall be written and signed by Executive and Company.

c)	This Agreement and the rights and duties hereunder may not be assigned, transferred, or delegated by Executive without prior written consent of Company.

IN WITNESS WHEREOF, this Key Executive Employment Contract has been executed as of March 10, 2003.

EXECUTIVE:

/s/ BRIAN GAVIN
Brian Gavin

MINERA ANDES INC.	MINERA ANDES INC.

/s/ ALLAN J. MARTER	/S/ BONNIE L. KUHN
Allan J. Marter Director	Bonnie L. Kuhn Director

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